Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports 25% Earnings Growth in Second Quarter

DALLAS – July 30, 2008 – Trinity Industries, Inc. (NYSE:TRN) today reported earnings from continuing operations of $85.6 million, or $1.06 per common diluted share for the second quarter ended June 30, 2008. Earnings from continuing operations for the same quarter of 2007 were $69.0 million, or $0.85 per common diluted share.

Net income for the second quarter of 2008 was $85.6 million, or $1.06 per common diluted share compared with net income of $68.7 million, or $0.85 per common diluted share for the same quarter a year ago. The Company’s second quarter earnings increased 25% over the same quarter in 2007.

During the quarter, the Company recorded a pre-tax gain of $10.4 million, or $0.08 per common diluted share, related to the divestiture of certain assets in various businesses, compared to a pre-tax gain of $12.4 million, or $0.10 per common diluted share, in the same quarter of 2007. In addition, during the quarter the Company recorded net pre-tax income of $3.9 million, or $0.03 per common diluted share, resulting from ineffective natural gas, heating oil, and interest rate hedges compared to pre-tax income of $0.5 million from ineffective hedges in the same quarter of 2007.

Revenues for the second quarter of 2008 were $945.5 million compared with revenues of $892.6 million for the same quarter of 2007.

“We are pleased with our second quarter results which reflect the strength of our product diversification,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “Our team of employees remains focused on pursuing opportunities across our businesses, which has resulted in solid overall earnings for the Company. Our strong backlogs continued to allow us the flexibility to schedule our production lines in a highly efficient manner.”

TrinityRail® shipped approximately 6,580 railcars and received firm orders for approximately 7,430 railcars during the second quarter. As of June 30, 2008, TrinityRail’s order backlog totaled approximately $2.4 billion, representing approximately 28,680 railcars, compared to a railcar order backlog at June 30, 2007 of approximately $2.8 billion, representing approximately 33,880 railcars.

Trinity’s railcar leasing business, Trinity Industries Leasing Company (“TILC”), continued to grow during the second quarter of 2008. At June 30, 2008, TILC’s fleet totaled approximately 41,100 railcars. This compares to a fleet of approximately 34,670 railcars as of June 30, 2007. The utilization of the lease fleet at June 30, 2008 was 99.6% compared with 99.5% at June 30, 2007.

During the second quarter, Trinity sold $91.3 million worth of railcars to TRIP Rail Leasing LLC (“TRIP”); $83.0 million of this total was from Trinity’s railcar manufacturing companies and $8.3 million was from TILC. From TRIP’s inception in June 2007 through June 30, 2008, it has purchased $791.4 million worth of railcars, including both new car purchases from Trinity’s railcar manufacturing companies and purchases from TILC, and has a remaining commitment of $608.6 million. All railcar sales to TRIP have firm leases with independent third parties. Trinity holds a 20% equity ownership in TRIP Rail Holdings LLC, the member-manager of TRIP. TILC is responsible for managing TRIP’s railcars.

Energy Equipment Group revenues grew 58% during the second quarter over the same quarter in 2007, and operating profit grew 117%, compared to the same quarter in 2007, a result of the steady expansion of the structural wind towers business. Structural wind tower revenues accounted for $106.4 million of the Energy Equipment Group’s total revenues in the second quarter, compared to $53.1 million in the same quarter of 2007. The structural wind towers backlog at June 30, 2008 totaled more than $1.5 billion, compared to a backlog of approximately $0.8 billion at June 30, 2007.

Revenues for the Inland Barge Group grew 25% during the second quarter to $150.9 million, compared to the same quarter of 2007. Operating profit for the group was $27.2 million, representing a margin of 18.0%. The Inland Barge Group’s backlog was approximately $755 million as of June 30, 2008, compared to approximately $677 million as of June 30, 2007. “We continue to produce strong margins in the Inland Barge Group as a result of a solid backlog and the efficiencies associated with long production runs,” Wallace said.

The Construction Products Group’s revenues grew 11% over the same quarter in 2007, while operating profit grew 34%, compared to the same quarter of 2007. This was due to an increase in volume in sales of highway products, revenues generated by Trinity’s relatively new asphalt business, and an increase in various raw material costs that have resulted in higher sales prices.

Third Quarter 2008 and Full Year 2008 Earnings Outlook
For the third quarter of 2008, the Company expects earnings from continuing operations ranging from $0.91 to $0.96 per common diluted share. For 2008, the Company expects earnings from continuing operations ranging from $3.45 to $3.55 per common diluted share.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 31, 2008 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0121 until 11:59 p.m. Eastern on August 7, 2008.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2008	2007
Revenues	$945.5	$892.6
Operating profit	$150.0	$111.1
Other expense	11.6	6.3

Income from continuing operations before income taxes	138.4	104.8
Provision for income taxes	52.8	35.8

Income from continuing operations	85.6	69.0
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $ — and $(0.1)	—	(0.3)

Net income	$85.6	$68.7

Net income per common share:
Basic:
Continuing operations	$1.09	$0.87
Discontinued operations	—	—

	$1.09	$0.87

Diluted:
Continuing operations	$1.06	$0.85
Discontinued operations	—	—

	$1.06	$0.85

Weighted average number of shares outstanding:
Basic	78.8	78.6
Diluted	80.4	80.4

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2008	2007
Revenues	$1,844.4	$1,721.1
Operating profit	$276.2	$219.8
Other expense	29.2	19.1

Income from continuing operations before income taxes	247.0	200.7
Provision for income taxes	95.8	72.6

Income from continuing operations	151.2	128.1
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $(0.1) and $(0.1)	(0.3)	(0.3)

Net income	$150.9	$127.8

Net income per common share:
Basic:
Continuing operations	$1.91	$1.63
Discontinued operations	—	—

	$1.91	$1.63

Diluted:
Continuing operations	$1.88	$1.59
Discontinued operations	—	—

	$1.88	$1.59

Weighted average number of shares outstanding:
Basic	79.0	78.4
Diluted	80.4	80.3

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2008	2007
Rail Group	$590.6	$599.1
Construction Products Group	219.2	197.3
Inland Barge Group	150.9	120.5
Energy Equipment Group	157.3	99.3
Railcar Leasing and Management Services Group	86.4	162.5
All Other	18.4	16.9
Eliminations – lease subsidiary	(252.6)	(283.0)
Eliminations – other	(24.7)	(20.0)

Consolidated Total	$945.5	$892.6

Operating profit (loss):	Three Months Ended June 30,
	2008	2007
Rail Group	$72.4	$96.6
Construction Products Group	21.1	15.8
Inland Barge Group	27.2	6.6
Energy Equipment Group	25.4	11.7
Railcar Leasing and Management Services Group	36.0	39.5
All Other	5.8	0.6
Corporate	(11.8)	(9.7)
Eliminations – lease subsidiary	(23.1)	(50.3)
Eliminations – other	(3.0)	0.3

Consolidated Total	$150.0	$111.1

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2008	2007
Rail Group	$1,158.4	$1,167.8
Construction Products Group	388.5	360.5
Inland Barge Group	288.7	229.2
Energy Equipment Group	286.8	190.7
Railcar Leasing and Management Services Group	206.2	233.4
All Other	36.6	32.5
Eliminations – lease subsidiary	(469.3)	(455.5)
Eliminations – other	(51.5)	(37.5)

Consolidated Total	$1,844.4	$1,721.1

Operating profit (loss):	Six Months Ended June 30,
	2008	2007
Rail Group	$149.6	$174.7
Construction Products Group	33.3	25.9
Inland Barge Group	53.7	24.0
Energy Equipment Group	43.6	21.8
Railcar Leasing and Management Services Group	70.1	67.3
All Other	5.5	1.9
Corporate	(17.2)	(19.7)
Eliminations – lease subsidiary	(54.3)	(78.5)
Eliminations – other	(8.1)	2.4

Consolidated Total	$276.2	$219.8

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)

(unaudited)	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$210.0	$289.6
Receivables, net of allowance	333.2	296.5
Inventories	717.7	586.7
Net property, plant, and equipment (1)	2,438.0	2,069.8
Other assets	848.2	800.6

	$4,547.1	$4,043.2

Accounts payable and accrued liabilities	$651.3	$684.3
Debt (2)	1,689.7	1,374.2
Deferred income	67.6	58.4
Deferred income taxes	220.2	142.1
Other liabilities	65.8	57.5
Stockholders’ equity	1,852.5	1,726.7

	$4,547.1	$4,043.2

(1) Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,090.7	$1,065.6
Accumulated depreciation	(569.5)	(565.4)

	521.2	500.2

Leasing:
Machinery and other	36.1	36.1
Equipment on lease	2,422.2	1,996.7
Accumulated depreciation	(202.1)	(214.4)

	2,256.2	1,818.4

Deferred profit on railcars sold to the Leasing Group	(339.4)	(248.8)

	$2,438.0	$2,069.8

(2) Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Senior notes	201.5	201.5
Other	3.3	3.1

	654.8	654.6

Leasing – Recourse:
Equipment trust certificates	61.4	75.7

Total recourse	716.2	730.3

Leasing – Non-recourse:
Secured railcar equipment notes	327.0	334.1
Warehouse facility	76.3	309.8
Promissory notes	570.2	—

	973.5	643.9

	$1,689.7	$1,374.2

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2008	2007
Income from continuing operations	$85.6	$69.0
Add:
Interest expense	24.8	18.8
Provision for income taxes	52.8	35.8
Depreciation and amortization expense	34.1	29.5

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$197.3	$153.1

	Six Months Ended June 30,
	2008	2007
Income from continuing operations	$151.2	$128.1
Add:
Interest expense	45.8	36.3
Provision for income taxes	95.8	72.6
Depreciation and amortization expense	65.9	56.0

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$358.7	$293.0

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